    As filed with the Securities and Exchange Commission on December 6, 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           PREMIER LASER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                                    33-0472684
(State or other jurisdiction or             (I.R.S. Employer Identification No.)
incorporation or organization)


                                    3 MORGAN
                            IRVINE, CALIFORNIA 92618
                                 (949) 859-0656
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
               ROBERT V. MAHONEY                         WITH COPIES TO:
            CHIEF FINANCIAL OFFICER                THOMAS G. BROCKINGTON, ESQ.
          PREMIER LASER SYSTEMS, INC.               ALISON M. BARBAROSH, ESQ.
                   3 MORGAN                            RUTAN & TUCKER, LLP
           IRVINE, CALIFORNIA 92618              611 ANTON BOULEVARD, 14TH FLOOR
                (949) 859-0656                    COSTA MESA, CALIFORNIA 92626
    (Name, address, including zip code, and              (714) 641-5100
telephone number, including area code, of agent
                 for service)


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                  PROPOSED                PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE         MAXIMUM OFFERING          AGGREGATE OFFERING            AMOUNT OF
            TO BE REGISTERED              REGISTERED(1)       PRICE PER SHARE (2)             PRICE (2)             REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Class A common stock, no par            862,667 shares(3)         $1.78125                   $1,536,625.50             $405.67
value
====================================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving Premier's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2) The aggregate offering price of shares of Premier's common stock is estimated solely for purposes of calculating the registration fee payable pursuant hereto, as determined in accordance with Rule 457(c) as of December 3, 1999.
(3) Represents shares of common stock issuable following conversion of presently outstanding convertible debentures held by the registered security holders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                  SUBJECT TO COMPLETION DATED DECEMBER 6, 1999

PROSPECTUS

                           PREMIER LASER SYSTEMS, INC.
                                    3 MORGAN
                            IRVINE, CALIFORNIA 92618
                                 (949) 859-0656

                  862,667 shares of (no par value) common stock


         The securityholders listed in this Prospectus under the section "Registered Securityholders" may offer and sell a total of 862,667 shares of our company's common stock, no par value, which shares are issuable upon conversion of convertible debentures (the "Debentures") previously issued to such securityholders. This Prospectus has been prepared for the purposes of registering the shares under the Securities Act of 1933, as amended (the "Securities Act"), and to allow the Registered Securityholders to make future sales to the public without restriction. To our knowledge, the Registered Securityholders have made no arrangement with any brokerage firm for the sale of the shares.

         The Registered Securityholders may sell their shares of common stock described in this Prospectus for their own benefit in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The Registered Securityholders may sell the shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Registered Securityholders. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions. The Registered Securityholders will pay all commissions, transfer taxes and other expenses associated with their sales of the shares. We will pay the expenses of the preparation of this Prospectus. We have also agreed to indemnify certain Registered Securityholders against certain liabilities, including, without limitation, liabilities arising under the Securities Act. We will not receive any of the proceeds from the Registered Securityholders' sales of the shares. In addition to sales under this Prospectus, the Registered Securityholders may also engage in other sales of shares under Rule 144 or other exempt resale transactions. There can be no assurance that any or all of the Registered Securityholders will sell any or all of the shares offered pursuant this Prospectus. More information is provided in the section titled "Plan of Distribution."

         Our common stock is listed on the Nasdaq National Market under the symbol "PLSIA." On December 3, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $1.75 per share.

                                   __________

                  SEE "RISK FACTORS" BEGINNING ON PAGE 2, FOR A
                  DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                            CONSIDERED BY INVESTORS.
                                   __________


                   This Prospectus is dated December __, 1999

         The information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                                   __________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

THERE ARE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS MADE BY US AND ACTUAL RESULTS MAY DIFFER.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they:

         o        discuss our future expectations

         o contain projections of our future results of operations or of our financial condition

         o        state other "forward-looking" information

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO SECURE ADDITIONAL FINANCING IN THE FUTURE, WE WILL HAVE SEVERE DIFFICULTIES FINANCING OUR BUSINESS.

         In the future, we will require substantial additional funds for operating expenses, research and development programs, preclinical and clinical testing, development of our sales and distribution force, operating expenses, regulatory processes and manufacturing and marketing programs. Our capital requirements may vary, and will depend on both internal and external factors. Internal factors affecting our capital requirements include:

         o        our ability to generate profits and cash flow from operations

         o        the progress of research and development programs

         o        results of preclinical and clinical testing

         o the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights

         o        developments and changes in our existing research

         o        licensing and other relationships

         o the terms of any new collaborative, licensing and other arrangements that we may establish

         o the amount of legal, accounting and administrative costs incurred in connection with pending litigation

         External factors affecting our capital requirements include:

         o        competing technological and market developments

         o        the time and cost involved in obtaining regulatory approvals

         Our available short-term assets and investment income will not be sufficient to meet our operating expenses and capital expenditures through the current fiscal year, and we are currently seeking additional financing. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate research and product development programs or to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop internally.

WE HAVE INCURRED NET LOSSES IN THE PAST AND EXPECT TO INCUR FUTURE LOSSES WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO SUSTAIN OUR OPERATIONS.

         We incurred net losses of approximately $76,343,000 from April 1, 1995 through March 31, 1999, and approximately $30,841,000 for the year ended March 31, 1999. As of September 30, 1999, we had an accumulated deficit of approximately $94,301,996. We expect to continue to incur net losses until product sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability. Our ability to achieve profitability in the future will depend in part on our ability to continue to successfully develop clinical applications, obtain regulatory approvals for our products and sell these products on a wide scale. These risks apply to both our laser products and our ophthalmic diagnostic products.

THE HIGH COST OF DENTAL LASERS, SAFETY AND EFFICACY CONCERNS OF DENTISTS AND PATIENTS AND THE SUBSTANTIAL MARKET ACCEPTANCE OF DENTAL DRILLS MAY PREVENT US FROM ACHIEVING THE BROAD MARKET ACCEPTANCE WHICH IS NECESSARY FOR OUR SUCCESS.

         Our products may not be accepted by the medical or dental community or by patients. We do not know if these products can be successfully commercialized on a broad basis. The acceptance of dental lasers may be adversely affected by their high cost, concerns by patients and dentists relating to their safety and efficacy, and the substantial market acceptance and penetration of alternative dental tools such as the dental drill. Our future sales and profitability depend in part on our ability to demonstrate to dentists, ophthalmologists, optometrists and other physicians the potential cost and performance advantages of our laser systems, diagnostic products and other products over traditional methods of treatment and over competitive products. Current economic pressure may make doctors and dentists reluctant to purchase substantial capital equipment or invest in new technology. We currently have a limited sales force and will need to hire additional sales and marketing personnel to increase the general acceptance of our products. Of all the factors impacting our profitability, the failure of our products to achieve broad market acceptance would have the greatest negative impact on our business, financial condition and results of operations and our profitability.

WE ARE INVOLVED IN PENDING LITIGATION AND A REGULATORY INVESTIGATION AND MAY BE ADVERSELY AFFECTED BY AN ADVERSE OUTCOME IN THE LAWSUIT OR BY THE COSTS OF DEFENDING THIS LAWSUIT.

         We have been sued in a number of related securities class action matters, generally relating to allegations of misrepresentations during the period from May 7, 1997 to April 15, 1998. We have reached an agreement in principle to settle this litigation and recorded an expense in the quarter ended December 31, 1998, relating to this settlement. In the quarter ended March 31, 1999, we recorded an additional expenses of $250,000 to cover continuing legal fees incurred in connection with this settlement. However, this settlement is subject to several conditions, and it is possible that it may not be completed, in which case the litigation would continue. An adverse judgment entered in this litigation could materially and adversely affect our business and results of operations. In addition, the Securities and Exchange Commission has commenced an investigation of our practices and procedures relating to revenue recognition issues and related matters. The Securities and Exchange Commission has begun taking depositions of past and present employees as well as our outside accountants. The costs of our continuing defense of the litigation matters and responses to the regulatory investigations, including accounting and legal fees as well as management time and effort, will be substantial, and we expect these costs to materially and adversely affect our results of operations until these matters are resolved. We do not know when these matters will be resolved.

         In addition, the Securities and Exchange Commission is empowered to assess substantial penalties against us in connection with its findings in the pending investigation. The imposition of any of these penalties could materially and adversely affect our business, financial condition and results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE THE OPHTHALMIC IMAGING SYSTEMS ("OIS") BUSINESS WITH OUR OTHER OPERATIONS, WE MAY INCUR SUBSTANTIAL AND UNANTICIPATED EXPENSES AND OPERATING INEFFICIENCIES.

         We acquired a majority of the outstanding common stock of OIS in 1998. In March 1999, we agreed to manufacture OIS's products on an outsourcing basis. In addition, we have agreed with OIS to acquire the remaining outstanding stock of OIS, subject to satisfaction of certain conditions. We are not sure if the synergies of the two entities will allow us to reduce expenses in such a way as to make OIS profitable. In addition, members of our management will have to continue to expend time and effort on new activities relating to the OIS operations, which will detract from their time available to attend to our other activities. We cannot assure you that the expenses or dislocations that we may suffer as a result of the coordination of these businesses will not be material.

BECAUSE SOME OF THE COMPONENTS WE USE ARE NOT WIDELY AVAILABLE, THERE IS A RISK THAT WE MAY NOT ALWAYS BE ABLE TO OBTAIN THESE COMPONENTS, WHICH COULD PREVENT US FROM FILLING ORDERS ON TIME AND REDUCE OUR SALES.

         We purchase some of the raw materials, components and subassemblies included in our products from a limited group of qualified suppliers and do not maintain long-term supply contracts with any of our key suppliers. Some of the components used by OIS are manufactured by a sole vendor, including Foresight Imaging for its prism card and Kodak for its 12 bit camera. In addition, our Arago laser product is manufactured for us by one supplier, LaserMed, Inc. Further, our components are subject to rapid innovation and obsolescence. The discontinuance of the manufacturing of these components may require us to redesign some of the hardware and software used in our products to accommodate a replacement component. While we believe that suppliers could be found for all of our components and products, we cannot assure you that any supplier could be replaced in a timely manner. Any interruption in the supply of key components could materially harm our ability to manufacture our products and our business, financial condition and results of operations.

IN ORDER TO CONTINUE TO SELL OUR PRODUCTS IN FOREIGN MARKETS, WE MUST DEVELOP AND MAINTAIN FOREIGN SALES DISTRIBUTION CHANNELS AND MANAGE POLITICAL AND ECONOMIC INSTABILITY IN FOREIGN MARKETS AND DEAL WITH GOVERNMENTAL QUOTAS AND OTHER REGULATIONS.

         A substantial portion of our sales are made in foreign markets. The primary risks to which we are exposed due to our foreign sales are the difficulty and expense of maintaining foreign sales distribution channels, political and economic instability in foreign markets and governmental quotas and other regulations.

         The regulation of medical devices worldwide also continues to develop, and it is possible that new laws or regulations could be enacted which would have an adverse effect on our business. In addition, we may experience additional difficulties in providing prompt and cost effective service of our medical lasers in foreign countries. We do not carry insurance against these risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon our business, financial condition and results of operations.

IF WE CANNOT ADAPT TO TECHNOLOGICAL ADVANCES, OUR PRODUCTS MAY BECOME TECHNOLOGICALLY OBSOLETE AND OUR PRODUCT SALES COULD SIGNIFICANTLY DECLINE.

         The markets in which our medical products compete are subject to rapid technological change as well as the potential development of alternative surgical techniques or new pharmaceutical products. These changes could render our products uncompetitive or obsolete. We will be required to invest in research and development to attempt to maintain and enhance our existing products and develop new products. We do not know if our research and development efforts will result in the introduction of new products or product improvements.

IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         Our success will depend in part on our ability to obtain patent protection for products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. While we hold a number of U.S. and foreign patents and have other patent applications pending in the United States and foreign countries, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will exclude competitors or that any of our patents will be held valid if subsequently challenged. Further, other companies may independently develop similar products, duplicate our products or design products that circumvent our patents. We are aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict our right to market some of our technologies without a license, including, among others, patents relating to our lens emulsification product and ophthalmic probes for the Er:YAG laser.

         We also rely upon unpatented trade secrets, and we cannot assure you that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, at each balance sheet date, we are required to review the value of our intangible assets based on various factors, such as changes in technology. Any adjustment downward in the value of our intangible assets may result in a write-off of the intangible asset and a substantial charge to earnings, which would adversely affect our operating results in the future.

IN OUR BUSINESS, WE COULD BECOME INVOLVED IN PATENT AND INTELLECTUAL PROPERTY LITIGATION, IN WHICH AN ADVERSE DETERMINATION COULD SUBJECT US TO SIGNIFICANT LIABILITIES AND RESTRICT OUR MANUFACTURING RIGHTS.

         In the past, we have received allegations that some of our laser and diagnostic products infringe on other patents. There has been significant patent litigation in the medical device industry. Adverse determinations in litigation or other patent proceedings to which we may become a party could subject us to significant legal judgments or other liabilities to third parties and could require us to seek licenses from third parties that may or may not be economically viable. We cannot assure you that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to us. If we do not obtain these licenses, we could encounter delays in product introductions while we attempt to design around these patents, or we could find that the development, manufacture or sale of products requiring such licenses could be enjoined.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATION WHICH IMPOSES SIGNIFICANT COSTS ON US AND IF NOT COMPLIED WITH COULD LEAD TO THE ASSESSMENT OF PENALTIES.

         Our products are regulated as medical devices by the United States Food & Drug Administration. As such, these devices require either Section 510(k) premarket clearance or approval of a premarket approval application by the FDA prior to commercialization. Satisfaction of regulatory requirements is expensive and may take several years to complete. We cannot assure you that further clinical trials of our medical products or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental approvals will be obtained.

         FDA or other governmental approvals of products we may develop in the future may require substantial filing fees which could limit the number of applications we seek and may entail limitations on the indicated uses for which our products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. Also, we have made modifications to some of our existing products which we do not believe require the submission of a new 510(k) notification to the FDA. However, we cannot assure you that the FDA would agree with our determination. If the FDA did not agree with our determination, they could require us to cease marketing one or more of the modified devices until the devices have been cleared.

         We are also required to adhere to a wide variety of other regulations governing the operation of our business. Noncompliance with state, local, federal or foreign requirements can result in serious penalties that could harm our business.

THE INTENSE COMPETITION WE FACE COULD RESULT IN REDUCED SALES AND DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

         We are, and will continue to be, subject to intense competition in our targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies, and competitive products. Many of our competitors have substantially greater financial, marketing and manufacturing resources and experience than us. In addition, we expect that other companies will enter the laser market, particularly as medical lasers gain increasing market acceptance. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing and general market acceptance.

         The ophthalmic diagnostic market is also highly competitive. There are many companies engaged in this market, some with significantly greater resources than ours. Our competitors may be able to develop technologies, procedures or products that are more effective or economical than ours, or that would render our products obsolete or noncompetitive.

         To continue to remain competitive, we must develop new software and hardware meeting the needs of ophthalmologists and optometrists. Our future revenues will depend, in part, on our ability to develop and commercialize these new products as well as on the success of development and commercialization efforts of our competitors.

A SUCCESSFUL PRODUCT LIABILITY CLAIM ASSERTED AGAINST US DUE TO A DEFECT IN ONE OF OUR PRODUCTS IN EXCESS OF OUR INSURANCE COVERAGE WOULD HARM OUR BUSINESS.

         The sale of our medical products involves the inherent risk of product liability claims against us. We currently maintain product liability insurance coverage in the amount of $5 million per occurrence and $5 million in the aggregate, but this insurance is expensive, subject to various coverage exclusions and may not be obtainable in the future on terms acceptable to us. We do not know whether claims against us arising with respect to our products will be successfully defended or that our insurance will be sufficient to cover liabilities arising from these claims. A successful claim against us in excess of our insurance coverage could materially harm our business.

THERE IS UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT WHICH IS CRITICAL TO MARKET ACCEPTANCE OF OUR PRODUCTS.

         Our laser systems and other products are generally purchased by physicians, dentists and surgical centers which then bill various third party payors, such as government programs and private insurance plans, for the procedures conducted using these products. Third-party payors carefully review and are increasingly challenging the prices charged for medical products and services, and scrutinizing whether to cover new products and evaluating the level of reimbursement for covered products. While we believe that the procedures using our products have generally been reimbursed, payors may deny coverage and reimbursement for our products if they determine that the device was not reasonable and necessary for the purpose for which it was used, was investigational or not cost-effective. As a result, we cannot assure you that reimbursement from third party payors for these procedures will be available or if available, that reimbursement will not be limited. If third party reimbursement of these procedures is not available, it will be more difficult for us to sell our products on a profitable basis. Moreover, we are unable to predict what legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation may have on us.

THE COVERAGE AND SPENDING LIMITATIONS CONTAINED IN HEALTH CARE REFORM PROPOSALS WOULD, IF ADOPTED, REDUCE DEMAND FOR OUR PRODUCTS.

         Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products. If adopted and implemented, such reforms could have a material adverse effect on our business, financial condition and results of operations.

IF WE EXPERIENCE PROBLEMS WITH YEAR 2000 COMPLIANCE OUR OPERATIONS MAY BE DISRUPTED.

         Many existing computer programs use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. As a result, any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failure or miscalculations, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         We are heavily dependent upon the proper functioning of our own computer and data-dependent systems. This includes, but it not limited to, our support/administrative and operational/production systems. Any failure or malfunctioning on the part of these or other systems could harm our business in ways that we currently do not know and cannot discern, quantify or otherwise anticipate. In addition, if our key vendors experience Year 2000 compliance issues, then our business could be harmed. Due to the interrelated nature of international commerce, if there is a failure in Year 2000 compliance by us or one of our direct or indirect business partners, we could suffer major disruptions in our ability to call on customers, obtain orders from customers, obtain parts from suppliers, manufacture products for sale, ship products to our customers, or receive payment for our sales.

         We are currently in the final phase of identifying and evaluating the potential impacts of the Year 2000 on our systems. We design, manufacture and sell medical products which contain computer chips and we utilize software developed by other companies. We rely on external business partners. As such, there can be no assurance that our business will not be negatively affected by Year 2000 problems experienced by these business partners.

RISKS RELATED TO THIS OFFERING

CHANGES IN REVENUE AND OPERATING RESULTS MAY CAUSE THE MARKET PRICE OF OUR STOCK TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

         Due to the relatively high sales price of our products and low sales unit volume, minor timing differences in receipt of customer orders have produced and could continue to produce significant fluctuations in quarterly results. In addition, if anticipated sales and shipments in any quarter do not occur when expected, expenditures and inventory levels could be disproportionately high, and our operating results for that quarter, and potentially for future quarters, would be adversely affected. Quarterly results may also fluctuate based on a variety of other factors. The important factors which may cause our quarterly results to fluctuate are seasonality and production delays. During the past four fiscal quarters, our net loss has fluctuated from a low of $2.1 million to a high of $12.9 million. Such fluctuations may cause our stock price to decline and adversely affect our ability to raise additional capital.

THE VOLATILITY OF OUR STOCK PRICE MAKES THESE SECURITIES RISKY FOR THOSE SEEKING A STABLE INVESTMENT.

         The market price of our common stock is very volatile, and our common stock therefore may not be a suitable investment for those who seek stable investment prices over the short or long term. Our common stock was first publicly traded in December 1994 and has had last reported closing sale prices ranging from a low of $1.38 per share in August 1999 to a high of $14.00 per share in May 1997. The market price of our common stock could continue to fluctuate substantially due to a variety of risk factors, including those described elsewhere in this prospectus. The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet these expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the market prices of securities issued by many companies may change for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

A SIGNIFICANT NUMBER OF SHARES ARE ELIGIBLE FOR SALE, AND IF SOLD, THESE SHARES MAY CREATE EXCESS SUPPLY IN THE MARKET CAUSING OUR STOCK PRICE TO DECLINE.

         Sales of a substantial number of our shares of common stock in the public market could adversely affect the market price for our common stock. At this time, approximately 7.6 million shares of our common stock are issuable upon the full exercise of our outstanding Class B Warrants, and over 7.4 million shares of our common stock are issuable upon exercise of other outstanding warrants and options and conversion of outstanding debentures. The existence of these outstanding warrants and options could adversely affect our ability to obtain future financing. We have also reserved 2,250,000 shares of our common stock for issuance in connection with the proposed settlement of outstanding litigation. The consummation of this settlement will require satisfaction of a number of conditions, and we cannot assure you that the settlement will be completed.

         The price which we may receive for our common stock issued upon exercise of outstanding options and warrants will likely be less than the market price of our common stock at the time these options and warrants are exercised. Moreover, the holders of the options and warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain needed capital by a new offering of our securities on terms more favorable than those provided for by the options and warrants.

OUR PREFERRED STOCK MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER SHARE PRICES.

         Our articles of incorporation authorize the issuance of 8,850,000 shares of "blank check" preferred stock, which will have terms as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with terms which could adversely affect the rights of the holders of the common stock. The preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Premier. This could have the effect of preventing others from seeking to acquire your shares in transactions at premium prices.

         In March 1998, we adopted a Shareholder Rights Plan, which entitles certain of our shareholders to purchase our Series A Junior Participating Preferred Stock. These rights are not exercisable until the acquisition by a person or affiliated group of 15% or more of the outstanding shares of our common stock, or the commencement or announcement of a tender offer or exchange offer which would result in the acquisition of 15% or more of our outstanding shares. Upon request, we will provide you with a copy of the Shareholder Rights Plan. The Shareholder Rights Plan may have the effect of discouraging, delaying or preventing a change of control of Premier.

SHORT SELLING OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

         If a significant number of shares of common stock which are issued upon conversion of the debentures and payment of interest thereon are then sold in the market, the price of our common stock could be depressed due to the presence of these additional shares in the market. This downward pressure could encourage short sales of common stock by the selling shareholders or others. By increasing the number of shares offered for sale, material amounts of short selling could place further downward pressure on the market price of the common stock.

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission (the "SEC"). You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. The Registered Securityholders will not make an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.


                                 USE OF PROCEEDS

         The Registered Securityholders will directly receive the proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares offered by this Prospectus.


                                    DILUTION


         The following discussion and table treats our Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock as a single class.

         As of September 30, 1999, we had a net tangible book value of $(2,600,000), or $(0.15) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the issuance and conversion of the debentures and exercise of the warrants, our adjusted pro forma net tangible book value as of September 30, 1999 would have been $(1,317,000), or $(0.07) per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.08 per share to our existing shareholders and an immediate dilution to the persons converting the debentures and exercising the warrants of approximately $1.57 per share. Dilution is determined by subtracting pro forma net tangible book value per share of common stock after this offering from the price paid by new investors for a share of our common stock. The following table illustrates this dilution on a per share basis and assume that all of the warrants will be exercised:

Assumed average price per share(1)...................................................$ 1.50
         Net tangible book value per share before exercise ..................$(0.15)
         Increase per share attributable to the conversion of the
           debentures and exercise of the warrants ..........................$ 0.08
Pro forma net tangible book value per share after conversion and exercise............$(0.07)
                                                                                     -------
Dilution of net tangible book value..................................................$ 1.57
                                                                                     =======

-----------

(1) The debentures are convertible into common stock based on the closing sale price of the common stock on the day the debenture is converted. Accordingly, the conversion price for the debentures will fluctuate on a daily basis. For purposes of this dilution table, we have assumed a conversion price of $1.50 per share and, based on such assumed price, the outstanding debentures would be convertible into approximately 862,667 shares of common stock. The assumed average price per share equals the total amount that would be received upon conversion of the debentures and exercise of the warrants, divided by this assumed number of shares into which the debentures would have been convertible plus the number of shares issuable upon exercise of the warrants.

                           REGISTERED SECURITYHOLDERS

         The following table sets forth certain information as of December 3, 1999, with respect to each Registered Securityholder . The securities registered under the Registration Statement of which this Prospectus is a part include securities issuable upon the conversion of convertible debentures. The holders of such debentures are entitled to determine whether and when to convert such debentures, except that under certain conditions we may require the Registered Securityholders to convert the debentures into common stock, in accordance with their terms.. We will not receive any of the proceeds from the sale of the shares by the Registered Securityholders. None of the Registered Securityholders will beneficially own more than 1% of our outstanding shares after the sale of the securities offered hereby.


                                    NUMBER OF SHARES            NUMBER OF SHARES            NUMBER OF SHARES
     NAME OF REGISTERED            BENEFICIALLY OWNED        BEING OFFERED PURSUANT           BENEFICIALLY
         SHAREHOLDER            PRIOR TO THIS OFFERING(1)     TO THIS PROSPECTUS(1)     OWNED AFTER OFFERING(2)
     ------------------         -------------------------    -----------------------    -----------------------

Big Sky Laser                           400,000                    400,000                         0
Technologies, Inc.

Knobbe, Martens, Olson                  233,333                    233,333                         0
& Bear, LLP

Paul, Hastings, Janofsky                 88,667                     88,667                         0
& Walker LLP

Rutan & Tucker, LLP                     140,667                    140,667                         0

 -----------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All of the securities being registered consist of shares of Class A Common Stock. The number of shares of common stock issuable upon conversion of the debentures is calculated by dividing the amount of the debenture by the closing sale price of the common stock on the day before the debenture is converted. For purposes of this Prospectus and the Registration Statement, we have assumed a closing sale price of $1.50 per share. For each of the Registered Securityholders, the number of shares of common stock beneficially owned and being offered under the Prospectus represents the number of shares of our common stock issuable upon conversion of convertible debentures within 60 days.
(2)      Assumes that all of the shares are sold pursuant to this Prospectus.

         Other than broker discounts and commissions, if any, we have agreed to pay the expenses in connection with this Prospectus.

                              PLAN OF DISTRIBUTION

         The Registered Securityholders have advised us that they will offer for sale, from time to time, all or a portion of the shares offered by this Prospectus in one or more private or negotiated transactions, in open market transactions on the Nasdaq National Market, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. The Registered Securityholders may effect these transactions by selling the shares (i) to or through underwriters; (ii) through broker-dealers or agents, which may include underwriters, including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by a broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) in ordinary brokerage transactions and (d) in transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. THE REGISTERED SECURITYHOLDERS AND ANY UNDERWRITERS, DEALERS, BROKERS OR AGENTS EXECUTING SELLING ORDERS ON BEHALF OF THE REGISTERED SECURITYHOLDERS MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT AND ANY PROFITS ON THE SALE OF THE SHARES BY THEM AND ANY DISCOUNTS, COMMISSIONS OR CONCESSIONS RECEIVED BY SUCH UNDERWRITERS, DEALERS, BROKERS OR AGENTS MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions. To our knowledge, the Registered Securityholders have made no arrangement with any brokerage firm for the sale of the shares.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Securityholders and, if they act as agent for the purchaser of such shares, from such purchaser. Broker-dealers may agree with the Registered Securityholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Registered Securityholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

         The Registered Securityholders will act independently from Premier in making decisions concerning the sale of the shares, provided, however, that Premier and each of the Registered Securityholders have agreed to a maximum value of shares of common stock that each Registered Securityholder may sell in any calendar month.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive marketing making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares, the Registered Securityholders and any underwriters, dealers, brokers or agents executing selling orders on behalf of the Registered Securityholders may be subject to applicable provisions of the Securities Exchange Act of 1934,as amended, and the rules and regulations thereunder, including, without limitation, Rule 10b-5 thereof and, insofar as Premier and the Registered Securityholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares.

         The Registered Securityholders will pay all commissions, transfer taxes and other expenses associated with their sales of the shares. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this Prospectus and the filing of the Registration Statement. We have also agreed to indemnify certain Registered Securityholders against certain liabilities, including, without limitation, liabilities arising under the Securities Act. We will not receive any of the proceeds from the sale of the shares by the Registered Securityholders.

         Total expenses incurred in connection with the preparation of this Prospectus, consisting primarily of legal, accounting, and filing fees, are estimated to be approximately $10,900.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

         Our common stock is currently traded on the Nasdaq National Market under the symbol "PLSIA." Concurrently with sales under this Prospectus, the Registered Securityholders may effect other sales of shares under Rule 144 or other exempt resale transactions. There can be no assurance that the Registered Securityholders, or any of them, will sell any or all of the shares offered hereunder.


                      DESCRIPTION OF CONVERTIBLE DEBENTURES

         The securities being offered by the Registered Securityholders consist of shares of our Class A Common Stock which are issuable upon the conversion of convertible debentures. We are not required to pay interest on the principal sum of the debentures.

         The debentures are convertible, at the option of the holder, into shares of our Class A Common Stock at any time and from time to time from the date they were issued. In addition, under certain circumstances, we may require the Registered Securityholders to convert their debentures into shares of common stock. The number of shares of our common stock issuable upon conversion is determined by dividing the outstanding principal amount of the debenture to be converted by the closing sale price of the common stock on the date the conversion is to be effective, which date may not be prior to the date the notice of conversion is deemed to have been delivered to us under the terms of the debenture agreement. However, under certain circumstances the conversion price may not be less than $1.50. Notwithstanding the foregoing, we may not issue upon conversion a number of shares that exceeds 19.999% of the number of shares of common stock outstanding immediately prior to the issuance of the debenture, unless the common stock is then listed for trading on the Nasdaq or the Nasdaq SmallCap Market and we have obtained shareholder approval for such issuance.

         Since the number of shares of common stock issuable upon conversion of the debentures is dependent in part upon the market price of the common stock prior to the conversion, the actual number of shares of common stock that will then be issued in respect of such conversions and, consequently, offered for sale pursuant to this Prospectus, cannot be determined at this time. Therefore, for purposes of this Prospectus, we have assumed a conversion rate of $1.50 per share and, therefore, based upon an aggregate principal amount of the debentures of $1,294,000, we are registering an aggregate of 862,667 shares of our common stock.

         Each of the Registered Securityholders has agreed to a maximum value of shares of common stock that each Registered Securityholder may sell in any calendar month.


                                  LEGAL MATTERS

         The validity of the shares offered pursuant to this Prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California. As of December 3, 1999, Rutan & Tucker, LLP held convertible debentures issued by Premier in the aggregate amount of $211,000. Based upon an assumed closing sale price of our common stock of $1.50 per share, such debentures would be convertible into approximately 140,667 shares of our common stock, and Rutan & Tucker, LLP would be deemed to beneficially own approximately 140,667 shares of our common stock.


                                     EXPERTS

         The consolidated financial statements and related consolidated financial statement schedule, incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended March 31, 1999, as amended, have been audited by Haskell & White LLP, independent auditors, as stated in their report, which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. You can also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the operation of the public references facilities.

         Our common stock is traded on the Nasdaq National Market under the symbol "PLSIA." You may inspect reports, proxy statements and other information concerning us at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 2006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and information that we file subsequently with the SEC will automatically update this Prospectus. We incorporate by reference the documents listed below:

         o Annual Report on Form 10-K for the fiscal year ended March 31, 1999, as filed with the SEC on June 29, 1999 pursuant to the Securities Exchange Act of 1934, as amended, and amended by Form 10-K/A filed with the SEC on October 12, 1999.

         o Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC on November 15, 1999.

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as filed with the SEC on August 16, 1999, as amended by Form 10-Q/A filed with the SEC on October 12, 1999.

         o        Current Report on Form 8-K, as filed with the SEC on November
                  30, 1999.

         o        Current Report on Form 8-K, as filed with the SEC on November
                  5, 1999.

         o Current Report on Form 8-K, as filed with the SEC on June 1, 1999.

         o The description of our common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, on December 7, 1994, as amended January 30, 1995, together with any amendment or report filed to amend or update such description.

         o All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of our fiscal year ended March 31, 1999.

         We also incorporate by this reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Documents filed with the SEC after the date of this Prospectus are made a part of this Prospectus as of the date such documents are filed with the SEC.

         Any statement in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded to the extent that a statement contained in this Prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes such statement. If any statement is so modified or superseded, it does not constitute a part of this Prospectus, except as so modified or superseded.

         You may request a copy of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, at no cost, by writing to or telephoning us at the following address:

                           Premier Laser Systems, Inc.
                           Attention: Robert V. Mahoney, Chief Financial Officer 3 Morgan
                           Irvine, California 92618
                           (949) 859-0656


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a director believes to be contrary to the best interests of the registrant or its shareholders or that involves the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the registrant or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the registrant or its shareholders, (vi) any improper transaction between a director and the registrant in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. Our Articles of Incorporation provide that our directors are not liable to us or our shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

         The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our shareholders.

         Our Articles of Incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. Since the California statute is nonexclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. Accordingly, we have also entered into an indemnification agreement (the "Indemnification Agreement") with certain of our directors and officers that requires us to indemnify such directors and officers to the fullest extent permitted by law.

         Set forth below is a description of the principal provisions of the Indemnification Agreement:

         First, the Indemnification Agreement imposes upon us the burden of proving that the indemnified party has not met the applicable standard of conduct required for indemnification. The California statute requires a finding by the Board of Directors, independent legal counsel, or the shareholders that the applicable standard of conduct has been met.

         Second, the Indemnification Agreement provides that litigation expenses shall be advanced to an indemnified party at his request, against an undertaking to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The California statute provides that such expenses may be advanced against such an undertaking, upon authorization by the Board of Directors.

         Third, in the event we do not pay a requested indemnification amount, the Indemnification Agreement allows such indemnified party to contest this determination by petitioning a court to make an independent determination of whether such indemnified party is entitled to indemnification under the Indemnification Agreement. The California statute does not set forth the procedure for contesting a corporation's determination of a party's right to indemnification.

         Finally, the Indemnification Agreement explicitly provides that actions by an Indemnified Party at our request as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise owned or controlled by us shall be covered by the indemnification. The California statute does not specifically address this issue. It does, however, provide that to the extent that an indemnified party has been successful on the merits, he shall be entitled to such indemnification.

         We are currently engaged in class action litigation in which certain current and former directors are seeking indemnification, and for which we have agreed to provide indemnification.

         We are also empowered under our bylaws to purchase insurance on behalf of any person we are required or permitted to indemnify.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, Premier has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the offering described in this Prospectus other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Premier or any of the Registered Securityholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Premier since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                            ------------------------

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Risk Factors..................................................................2
About this Prospectus........................................................10
Use of Proceeds..............................................................10
Dilution.....................................................................10
Registered Securityholders...................................................11
Plan of Distribution.........................................................12
Description of Convertible Debentures........................................13
Legal Matters................................................................14
Experts  ....................................................................14
Where You Can Find More Information..........................................14
Incorporation of Certain Documents by
   Reference.................................................................15
Indemnification of Directors and Officers....................................16

                            ------------------------



                                 862,667 Shares



                           PREMIER LASER SYSTEMS, INC.




                                  COMMON STOCK




                                -----------------

                                   PROSPECTUS

                                -----------------




                                 DECEMBER , 1999

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the Offering described in this Registration Statement:

                  SEC registration fee........................           406
                  Printing and engraving expenses.............           500
                  Legal fees and expenses.....................         5,000
                  Blue Sky fees and expenses..................           500
                  Accounting fees and expenses................         3,500
                  Miscellaneous...............................         1,000
                                                                     -------
                          Total...............................       $10,906
                                                                     =======

All of the above expenses will be paid by Premier.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involves the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (vi) any improper transaction between a director and the Registrant in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Registrant's Articles of Incorporation provide that the Registrant's directors are not liable to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

         The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders.

         The Registrant's Articles of Incorporation and bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. Since the California statute is nonexclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. Accordingly, the Registrant has also entered into an indemnification agreement (the "Indemnification Agreement") with certain of its directors and officers that requires the Registrant to indemnify such directors and officers to the fullest extent permitted by law.

         Set forth below is a description of the principal provisions of the Indemnification Agreement:

         First, the Indemnification Agreement imposes upon the Registrant the burden of proving that the indemnified party has not met the applicable standard of conduct required for indemnification. The California statute requires a finding by the Board of Directors, independent legal counsel, or the shareholders that the applicable standard of conduct has been met.

         Second, the Indemnification Agreement provides that litigation expenses shall be advanced to an indemnified party at his request, against an undertaking to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The California statute provides that such expenses may be advanced against such an undertaking, upon authorization by the Board of Directors.

         Third, in the event the Registrant does not pay a requested indemnification amount, the Indemnification Agreement allows such indemnified party to contest this determination by petitioning a court to make an independent determination of whether such indemnified party is entitled to indemnification under the Indemnification Agreement. The California statute does not set forth the procedure for contesting a corporation's determination of a party's right to indemnification.

         Finally, the Indemnification Agreement explicitly provides that actions by an Indemnified Party at the request of the Registrant as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise owned or controlled by the Registrant shall be covered by the indemnification. The California statute does not specifically address this issue. It does, however, provide that to the extent that an indemnified party has been successful on the merits, he shall be entitled to such indemnification.

         We are currently engaged in class action litigation in which certain current and former directors are seeking indemnification, and for which we have agreed to provide indemnification.

         The Registrant is also empowered under its bylaws to purchase insurance on behalf of any person it is required or permitted to indemnify

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

             EXHIBIT NO.                        DESCRIPTION
             -----------                        -----------

                  4.1 Form of Convertible Debenture issued to Big Sky Laser Technologies, Inc.*

                  4.2 Form of Convertible Debenture issued to each of Rutan & Tucker, LLP, Paul, Hastings, Janofsky & Walker LLP and Knobbe, Martens, Olson & Bear, LLP*

                  5        Opinion of Rutan & Tucker, LLP*

                  10.1 Settlement Agreement between Big Sky Laser Technologies, Inc. and Premier Laser Systems, Inc.*

                  10.2 Form of Exchange Agreement with each of Rutan & Tucker, LLP, Paul, Hastings, Janofsky & Walker, LLP and Knobbe, Martens, Olson & Bear LLP*

                  23.1     Consent of Haskell & White LLP*

                  23.2     Consent of Rutan & Tucker, LLP (included in Exhibit
                           5)*

------------------------
*        Filed herewith


ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities of 1934, as amended, that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities of 1934, as amended; and, where interim financial information requires to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 30, 1999.

                                        PREMIER LASER SYSTEMS, INC.


                                        By: /S/ Michael J. Quinn
                                           -------------------------------------
                                           Michael J. Quinn, Chief Executive
                                           Officer (Principal Executive Officer)


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                         TITLE                             DATE
       ---------                         -----                             ----

/S/ Michael J. Quinn               Chief Executive Officer            November 30, 1999
------------------------------     and  President (Principal
Michael J. Quinn                   Executive Officer)


/S/ Colette Cozean                 Chairman of the Board of           November 30, 1999
------------------------------     Directors, Director
Colette Cozean

/S/ Robert B. Mahoney              Executive Vice President,          November 30, 1999
------------------------------     Finance and Chief
Robert B. Mahoney                  Financial Officer
                                   (Principal Financial and
                                   Accounting Officer)


/S/ Lawrence D. Ashcroft           Director                           November 30, 1999
------------------------------
Lawrence D. Ashcroft


/S/ Patrick J. Day                 Director                           November 30, 1999
------------------------------
Patrick J. Day


                                      II-5


/S/ G. Lynn Powell, D.D.S.         Director                           November 30, 1999
------------------------------
G. Lynn Powell, D.D.S.


/S/ Frederic J. Feldman            Director                           November 30, 1999
------------------------------
Frederic J. Feldman


/S/ John Hunkeler, M.D.            Director                           November 30, 1999
------------------------------
John Hunkeler, M.D.


/S/ Lewis H. Stanton               Director                           November 30, 1999
------------------------------
Lewis H. Stanton


                                  EXHIBIT INDEX



   EXHIBIT
     NO.                           DESCRIPTION
   -------                         -----------

      4.1      Form of Convertible Debenture issued to Big Sky Laser
               Technologies, Inc.

      4.2 Form of Convertible Debenture issued to each of Rutan & Tucker, LLP, Paul, Hastings, Janofsky & Walker LLP and Knobbe, Martens, Olson & Bear, LLP

      5        Opinion of Rutan & Tucker, LLP

      10.1 Settlement Agreement between Big Sky Laser Technologies, Inc. and Premier Laser Systems, Inc.

      10.2 Form of Exchange Agreement with each of Rutan & Tucker, LLP, Paul, Hastings, Janofsky & Walker, LLP and Knobbe, Martens, Olson & Bear, LLP*

      23.1     Consent of Haskell & White LLP

      23.2     Consent of Rutan & Tucker, LLP (included in Exhibit 5)